Exhibit (a)(15)
NEW VALLEY SPECIAL COMMITTEE RECOMMENDS SHAREHOLDERS REJECT
VECTOR GROUP’S OFFER
NEW YORK, NY, November 2, 2005 – The Special Committee of the Board of Directors of New Valley Corporation (NASDAQ: NVAL) today announced that it has recommended to stockholders of New Valley that they reject the previously announced exchange offer made by Vector Group Ltd. (NYSE: VGR) to purchase all of the outstanding shares of common stock of New Valley that it does not already own. Vector commenced its offer on October 20, 2005 and the offer is currently expected to expire at 5:00 P.M. on December 1, 2005. In response to the offer, after careful consideration, including a thorough review of the offer with the Special Committee’s independent financial advisor and independent legal counsel, the Special Committee has determined on behalf of the board of directors of New Valley that the offer is inadequate and not in the best interests of the holders of the shares of common stock of New Valley, other than Vector and its affiliates. Accordingly, the Special Committee recommends that holders of shares of common stock of New Valley reject the offer and not tender their shares of common stock of New Valley pursuant to the offer. In accordance with the federal securities laws, the Special Committee filed with the Securities and Exchange Commission on behalf of New Valley a Solicitation/Recommendation Statement on Schedule 14D-9 stating this recommendation.
About New Valley
New Valley is currently engaged in the real estate business and is seeking to acquire additional operating companies and real estate properties. New Valley has a 50% ownership interest in Douglas Elliman Realty, LLC, which operates the largest residential real estate brokerage company in the New York metropolitan area. Additional information concerning the company is available on the company’s website, www.newvalley.com.
Forward Looking Statements
This press release contains certain forward-looking statements, which are generally identifiable by words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and other similar expressions. Forward-looking statements are based on information available at the time. Forward-looking statements involve judgments, estimates, known and unknown risks, uncertainties, contingencies and other factors, and actual results could differ from those expressed in, or implied by, such statements due to a number of factors. These risks, uncertainties and contingencies include those set forth in New Valley’s Annual Report on Form 10-K, and other factors detailed from time to time in its other filings with the Securities and Exchange Commission (the “SEC”) or in Vector’s filings with the SEC. Factors that could affect whether the transaction that is the subject of the proposed offer is completed or whether the expectations will be realized include the terms of the exchange offer, the satisfaction of all conditions to the exchange offer that cannot be waived and the satisfaction or waiver of all other conditions, whether New Valley’s stockholders tender their shares pursuant to the exchange offer, the receipt of any regulatory approvals for the transaction, the actual results of New Valley and other similar matters. New Valley does not undertake any obligation to update or advise upon any such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Additional Information and Where To Find It
 This announcement does not constitute an offer or invitation to purchase any securities. In connection with the proposed transaction, Vector has filed offer materials with the SEC. In addition, as a result of the commencement of the proposed offer, New Valley has filed certain materials with the SEC, including a Solicitation/Recommendation Statement on Schedule 14D-9. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the offer materials and other documents filed by Vector or New Valley with the SEC at the SEC’s web site at http://www.sec.gov. In addition, investors and security holders may obtain a free copy of the Solicitation/Recommendation Statement, as well as New Valley’s related filings with the SEC, from New Valley by directing a request to New Valley Corporation, 100 S.E. Second Street, Miami, Florida 33131, Attention: Investor Relations or at (305) 579-8000. In addition, New Valley expects that investors and security holders may obtain a free copy of the offer materials, as well as Vector’s related filings with the SEC, from Vector by directing a request to Vector Group Ltd., 100 S.E. Second Street, Miami, Florida 33131, Attention: Investor Relations or at (305) 579-8000.
Contact:
Stephen Fraidin
Kirkland & Ellis LLP
(212) 446-4840
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